NEWS BULLETIN	HEMAGEN® DIAGNOSTICS, INC. 9033 Red Branch Road, Columbia, MD 21045

AT THE COMPANY:
William P. Hales, President & CEO
(443) 367-5500 Tel.
(443) 367-5527 Fax

FOR IMMEDIATE RELEASE August 14, 2003	OTC:HMGN.OB

HEMAGEN REPORTS THIRD QUARTER FINANCIAL RESULTS AND
OPERATING INCOME FOR THE QUARTER

COLUMBIA, MD — Hemagen Diagnostics, Inc. (OTC: HMGN.OB) a biotechnology company that develops, manufactures, and markets proprietary medical diagnostic test kits, today reported operating results for the third fiscal quarter and nine months ended June 30, 2003. For the three month period ended June 30, 2003, the net loss was $392,000 or $(0.04) per share, compared to a net loss of $298,000 or ($0.03) per share for the three month period ended June 30, 2002. For the nine-month period ended June 30, 2003, the net loss was $1,235,000 or $(0.12) per share, compared to the net loss of $1,113,000 or ($0.11) per share for the same nine month period ended June 30, 2002.

Operating income was positive for the first time in eight quarters. Operating income for the quarter ended June 30, 2003 was $8,000 compared to a loss of $15,000 in quarter ended June 30, 2002. The Operating loss for the nine-months ended June 30, 2003 was $163,000 as compared to an operating loss of $325,000 for the nine-months ended June 30, 2002.

After adjusting for non-cash charges such as depreciation, amortization, and non-cash interest, the net income for the quarter ended June 30, 2003 was $34,000 compared to $60,000 in quarter ended June 30, 2002. The net loss after adjusting for non-cash charges including depreciation, amortization, non-cash interest, and other non-cash charges was $28,000 for the nine-months ended June 30, 2003 as compared to a loss of $123,000 for the nine-months ended June 30, 2002.

At June 30, 2003, Hemagen had $672,000 of cash on hand, working capital of $3,487,000 and a current ratio of 3.5 to 1.0 compared to cash on hand of $378,000, working capital of $3,857,000 and a current ratio of 3.0 to 1.0 at June 30, 2002.

Revenues for the quarter ended June 30, 2003 decreased $191,000 (8%) to $2,169,000 as compared to revenues of $2,360,000 for the quarter ended June 30, 2002. Revenues for the nine-month period ended June 30, 2003 decreased $976,000 (14%) to $6,201,000 as compared to revenues of $7,177,000 for the nine-month period ended June 30, 2002. The decrease in sales for the nine-month period ended June 30, 2003 was mainly attributable to the following:

•	Lower sales of consumables to the human market customers in the Analyst® and clinical chemistry analyzer division, of approximately $287,000 as well as a $53,000 decline in the Endocheck product line.

•	Lower sales of the Company’s autoimmune and infectious disease product line of approximately $262,000, as well as a $186,000 decline in sales at the Company’s 51% owned subsidiary in Brazil.

•	Lower sales of $187,000 in the nine-month period ended June 30, 2003, at the Company’s Raichem division, which was attributable to lower sales to an OEM customer and from lower sales to several foreign distributors.

Gross Margins decreased 6% to 32% in the quarter ended June 30, 2003 as compared to 38% for the quarter ended June 30, 2002. Gross Margins were 32% for the nine-month periods ended June 30, 2003 as compared to 36% for the same period ended June 30, 2003. The reduction in gross margins for the quarter resulted from reduced production levels associated with the lower sales level.

William P. Hales, President and CEO, said, “we are pleased to report positive earnings before non-cash charges, improvements in cash provided by operating activities and positive operating income for the first time in eight quarters. During the quarter, sales increased 6% from the March 31, 2003 quarter, which followed a 3% increase in consecutive quarter sales from the December 31, 2002 quarter to the March 31, 2003 quarter. We will remain focused on increasing sales and reducing expenses. We are pleased with the progress to date and continue to make strides toward achieving our operational goals.”

HEMAGEN DIAGNOSTICS, INC. AND SUBSIDIARYCONSOLIDATED
STATEMENTS OF OPERATIONS (UNAUDITED)

Three Months Ended Nine Months Ended
June 30,                   June 30,                  June 30,                     June 30,
------------------------------------------------------------------------------------------
2003                            2002                     2003                           2002
	------------------------------------------------------------------------------------------
Revenues	$2,169,000	$2,360,000	$6,201,000	$7,177,000
Costs and Expenses
Cost of Product sales	1,471,000	1,444,000	4,226,000	4,624,000
Research and development	58,000	103,000	167,000	330,000
Selling, general and administrative	632,000	828,000	1,971,000	2,548,000

Operating income (loss)	8,000	(15,000)	(163,000)	(325,000)
Other expenses, net	(400,000)	(283,000)	(1,072,000)	(788,000)
Net loss	($ 392,000)	($ 298,000)	($1,235,000)	($1,113,000)

Net loss per share-Basic and Diluted	($ 0.04)	($ 0.03)	($ 0.12)	($ 0.11)

RECONCILIATION OF EARNINGS BEFORE NON-CASH CHARGES FOR THE THREE AND NINE-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED)

Three Months Ended Nine Months Ended
June 30,                   June 30,                  June 30,                     June 30,
-------------------------------------------------------------------------------------
2003                            2002                     2003                           2002
	-------------------------------------------------------------------------------------
Net loss	($392,000)	($298,000)	($1,235,000)	($1,113,000)
Adjusted for:
Depreciation and Amortization	161,000	192,000	499,000	555,000
Non-cash amortization of debt
discount	265,000	152,000	694,000	396,000
Other non-cash charges		14,000	14,000	39,000

Net income(loss) before non cash
charges	$34,000	$60,000	($ 28,000)	($ 123,000)

Hemagen Diagnostics, Inc., is a biotechnology company that develops, manufactures, and markets more than 150 FDA-cleared proprietary medical diagnostic test kits used to aid in the diagnosis of certain autoimmune and infectious diseases. Hemagen also manufactures and markets a complete line of Clinical Chemistry Reagents through its wholly owned subsidiary RAICHEM. In addition, Hemagen manufactures and sells the Analyst® an FDA-cleared Clinical Chemistry Analyzer used to measure important constituents in human and animal blood, and the Endochek, a clinical chemistry analyzer used to measure important constituents in animal blood. In the United States, the Company sells its products directly to physicians, veterinarians, clinical laboratories and blood banks and on a private-label basis through multinational distributors of medical supplies. Internationally, the Company sells its products primarily through distributors. Hemagen’s products are used in many of the largest Laboratories, Hospitals, and Blood Banks around the world. Hemagen sells its products to over 1,000 customers worldwide. The company focuses on markets that offer significant growth opportunities. The Company was incorporated in 1985 and became a public company in 1993.

Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, including those described in the Company’s Securities and Exchange Commission Reports and Filings.

Certain Statements contained in this News Bulletin that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward looking statements because they involve unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning the establishments of reserves and adjustments for dated and obsolete products, write-offs of goodwill, relocation expenses, expected financial performance, on-going business strategies and possible future action, which Hemagen intends to pursue to achieve strategic objectives, constitute forward-looking information. The sufficiency of such charges, implementation of strategies and the achievement of financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance to differ materially from these forward looking statements, include without limitation, management’s analysis of Hemagen’s assets, liabilities and operations, the failure to sell date sensitive inventory prior to its expiration, the inability of particular products to support goodwill allocated to them, competition, new product development by competitors which could render particular products obsolete, the inability to develop or acquire and successfully introduce new products or improvements of existing product costs and difficulties in complying with laws and regulations administered by the U. S. Food and Drug Administration and the ability to assimilate successfully product acquisitions.